ARTICLES OF INCORPORATION

OF

DEADMAN'S POINT, INC.

The undersigned proposes to form a corporation under the laws of the State of Nevada, relating to private corporations, and to that end hereby adopts articles of incorporation as follows:

ARTICLE ONE

NAME

The name of the corporation is DEADMAN'S POINT, INC.

ARTICLE TWO

LOCATION

The registered office of this corporation is at 318 North Carson Street, Suite 214, City of Carson City, State of Nevada, 89701. The resident agent is State Agent and Transfer Syndicate, Inc.

ARTICLE THREE

PURPOSES

This corporation is authorized to carry on any lawful business or enterprise.

ARTICLE FOUR

CAPITAL STOCK

The amount of the total authorized capital stock of this Corporation is $25,000 as 25,000,000 shares each with a par value of one mil ($0.001). Such shares are non-assessable.

ARTICLE FIVE

DIRECTORS

The initial governing board of this corporation shall be styled directors and shall have one member. The name and address of the member of the first board of directors is

John k Schaffer

318 North Carson Street, Suite 214

Carson City NV 89701

ARTICLE SIX

ELINIINATING PERSONAL LIABILITY

Officers and directors shall have no personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as an officer or director. This provision does not eliminate. or limit the liability of an officer or director for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or the payment of distributions in violation of NRS 78.300.

ARTICLE SEVEN

INCORPORATORS

The name and address of the incorporator is: State Agent and Transfer Syndicate, Inc., 318 North Carson Street, Suite 214, Carson City, Nevada 89701.

ARTICLE EIGHT

PERIOD OF EXISTENCE

The period of existence of this corporation shall be perpetual.

ARTICLE NINE

AMENDNIENT OF ARTICLES OF INCORPORATION

The articles of incorporation of the corporation may be amended from time to time by a majority vote of all shareholders voting by written ballot in person or by proxy held at any general or special meeting of shareholders upon lawful notice.

ARTICLE TEN

VOTING OF SHARES

In any election participated in by the shareholders, each shareholder shall have one vote for each share of stock he owns, either in person or by proxy as provided by law. Cumulative voting shall not prevail in any election by the shareholders of this corporation.

IN WITNESS WHEREOF the undersigned, STATE AGENT AND TRANSFER SYNDICATE, INC., for the purpose of forming a corporation under the laws of the State of Nevada, does make,

file and record these articles, and certifies that the facts herein stated are true; and I have accordingly hereunto set my hand this day, March 30, 1999.

Incorporator:

/s/John E. Block

John E. Block for

State Agent and Transfer Syndicate

STATE OF NEVADA

COUNTY OF CARSON CITY

On March 30, 1999, John E. Block personally appeared before me, a notary public, and executed the above instrument.

/s/Gwen M. Currie

SIGNATURE OF NOTARY

CERTIFICATE OF ACCEPTANCE

OF APPOINTMENT BY RESIDENT AGENT

State Agent and Transfer Syndicate, Incorporated hereby certifies that on March 30, 1999, we accepted appointment as Resident Agent for the above named corporation in accordance with Sec. 78.090, NRS 1957.

IN WITNESS WHEREOF, I have hereunto set my hand THIS March 30, 1999.

/s/John E. Block

John E. Block for

State Agent and Transfer Syndicate